Exhibit 99.2

Forward Industries Announces Letter of Intent to Acquire Solana Company (HSDT)

AUSTIN, TX, June 15, 2026 (GLOBE NEWSWIRE) – Forward Industries, Inc. (NASDAQ: FWDI) today confirms that it made a non-binding proposal to the Board of Directors of Solana Company regarding an all-stock business combination. On June 12th, HSDT responded that its board voted to decline Forward’s offer and chose to not engage in further discussion. We are disappointed and surprised that the HSDT board has chosen to reject Forward’s offer without any discussion or communication. We believe that opening up a dialogue is in the best interest of both companies and their respective shareholders.

Why Forward exists

Forward was built to advance Solana and to create value for our shareholders by offering a differentiated public-markets vehicle for exposure to SOL and the growth of the Solana ecosystem. Since launching our treasury strategy in September 2025, we have assembled the largest Solana treasury in the world, staked the majority of our SOL to our high-performance validator infrastructure, launched fwdSOL as a liquid staking token, and begun deploying capital directly into Solana protocols as an investor and liquidity provider. Forward is taking a first principles approach to fulfilling its long-term vision of becoming the Berkshire Hathaway of Solana while simultaneously reaching our short and medium-term goal of compounding SOL per share materially faster than the SOL staking rate and pushing the Solana ecosystem forward as a whole.

Why we approached HSDT

We respect the HSDT team and know we share a common goal of accelerating the growth and adoption of the Solana ecosystem while also creating shareholder value. With that said, we believe the current market environment necessitates cooperation and strategic action to deliver on promises made to our shareholders and to drive that vision forward.

Under our proposal, HSDT stockholders would receive 0.386 newly-issued shares of Forward common stock for each share of HSDT common stock, representing a premium of approximately 10% to HSDT’s closing share price of $1.48 on the day immediately preceding the date of our proposal, or $1.63 per share. We made this proposal because we believe Forward is a strong partner for HSDT and its stockholders, and that the HSDT team can also be complimentary to Forward and our shareholders. Together, our combined scale, expertise in the Solana ecosystem, and combined efforts will allow us to realize and sustain the value embedded in our companies more effectively than HSDT can on a standalone basis. Our proposal is designed to deliver HSDT stockholders a meaningful premium to recent trading levels, alongside continued — and we believe more liquid — exposure to Solana through Forward shares, which are set to join the Russell 2000 and 3000 indices in the coming weeks.

“We have nothing but respect for the HSDT team and what they have built in the Solana ecosystem so far,” said Ryan Navi, Chief Investment Officer of Forward Industries. “We believe that combining our efforts with HSDT’s would be mutually beneficial for both companies, their stockholders, and the broader Solana community. We approached HSDT as partners, in good faith, because we believe our two companies share far more common ground than not. Like us, they made a promise to both their shareholders and the Solana ecosystem, and we believe that a combined company can better deliver on those promises.”

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Forward-Looking Statements

Certain statements in these materials constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “intend,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements relating to Forward Industries’ indicative, non-binding proposal to the Solana Company and any potential transaction therefrom. Each forward-looking statement contained in these materials is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, failure to realize the anticipated benefits of the proposed digital asset treasury strategy; changes in business, market, financial, political and regulatory conditions; risks relating to Forward Industries’ operations and business, including the highly volatile nature of the price of Solana and other cryptocurrencies; the risk that the price of Forward Industries’ common stock may be highly correlated to the price of the digital assets that it holds; risks related to increased competition in the industries and markets in which Forward Industries does and will operate (including the applicable digital assets market); risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes, as well as those risks and uncertainties identified in Forward Industries’ filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this document, and Forward Industries undertakes no obligation to update or revise any of these statements.

Media Contact

comms@forwardindustries.com

Investor Relations

Elevate IR

ir@forwardindustries.com

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